Exhibit 10.1

RiT TECHNOLOGIES REPORTS FIRST QUARTER 2004 RESULTS

-- Highest Revenues in 7 Quarters -

Tel Aviv, Israel – May 5, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $4,384,000, an increase of 26% compared to $3,485,000 for the first quarter of 2003, and 5% compared to $4,186,000 for the fourth quarter of 2003. Net loss for the quarter declined to ($885,000), or ($0.10) per share, compared to ($1,061,000), or ($0.12) per share for the first quarter of 2003, and ($1,347,000), or ($0.15) per share for the fourth quarter of 2003.

Commenting on the results, Liam Galin, President and CEO, said, “We are proud to report our highest revenues in seven quarters, together with strengthening gross margins and a continued reduction in net loss. For the first time in six years, and in sharp contrast to our normal seasonal pattern, our revenues were higher in the first quarter than they were in the fourth, reflecting the receipt of several repeat Carrier solution orders. In parallel, the cost-cutting put in place over the past two years continues to contribute to the bottom line.

“On the Enterprise side, we are making progress towards closing important new PatchView™ IPLMS (Intelligent Physical Layer Management Solution) sales. In addition, we have recently launched joint sales activities with NORDX/CDT, our new strategic partner. Although we cannot predict the exact timing of specific orders, we are on track in our plans to rebuild the business and to achieve growth in 2004. We are also encouraged by reawakened interest in our Carrier solutions, as demonstrated by late-stage negotiations in process with five new PairView™/ PairQ™ customers.”

The Company will host a conference call to discuss these results on Wednesday, May 5th, at 10:00 A.M. Eastern Time/ 17:00 Israel time.  To participate, please call 1-800–322-0079 from the US (toll free), or +1-973-935-2407 International, and the ID code: 4722413.

A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling 1-877-519-4471 from the US (toll free), or +1-973-341-3080 from the rest of the world ID code: 4722413.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.

 This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended March 31, (Unaudited)

	2004	2003

Sales	4,384	3,485
Cost of sales	2,504	2,059
Gross profit	1,880	1,426

Operating cost and expenses:
Research and development, gross	905	892
Less - royalty-bearing participation	56	85
Research and development, net	849	807

Sales and marketing	1,584	1,382

General and administrative	337	323
Total operating expenses	2,770	2,512

Operating loss	(890)	(1,086)

Financial income, net	5	25

Loss for the period	(885)	(1,061)

Basic and - diluted loss per share	(0.10)	(0.12)

Basic and diluted weighted average number of shares	8,910,352	8,910,352

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET (U.S GAAP)
(U.S dollars in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	1,941	2,714
Marketable securities	559	560
Trade, net	3,484	3,369
Other	831	767
Inventories	4,634	4,760
Total Current Assets	11,449	12,170

Property and Equipment
Cost	3,243	3,209
Less - accumulated depreciation	2,917	2,858
	326	351
Assets held for severance benefits	1,392	1,435
Total Assets	13,167	13,956

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	3,152	3,225
Other payables and accrued expenses	2,406	2,153
Total Current Liabilities	5,558	5,378

Long-term Liabilities
Liability for employees severance benefits	1,887	1,970
Total Long-term Liabilities	1,887	1,970
Total Liabilities	7,445	7,348

Shareholders' Equity
Share capital	260	260
Additional paid-in capital	23,928	23,928
Accumulated other comprehensive income	14	15
Notes receivable from employees	(27)	(27)
Accumulated deficit	(18,453)	(17,568)
Total Shareholders' Equity	5,722	6,608
Total Liabilities and Shareholders' Equity	13,167	13,956